EXHIBIT 99.1

RXO Completes Acquisition of Coyote Logistics

RXO is now the third-largest provider of brokered transportation in North America

CHARLOTTE, N.C. — September 16, 2024 — RXO (NYSE: RXO), a leading provider of asset-light transportation solutions, today announced it has completed its acquisition of Coyote Logistics from UPS for a purchase price of $1.025 billion. The company is now the third-largest provider of brokered transportation in North America.

This acquisition enhances RXO’s market position, diversifies and expands its customer base and broadens its carrier network. For customers, RXO now offers increased network density and additional power lanes. For carriers, RXO offers access to more customers with opportunities to reduce deadhead miles.

“We’re thrilled to welcome Coyote’s employees, customers and carriers to RXO,” said Drew Wilkerson, chief executive officer of RXO. “This acquisition enables us to provide customers with even more capacity. Our larger scale will provide carriers with access to more freight. As we work to integrate Coyote’s people and technology into our business, we remain focused on providing the best service, most comprehensive set of solutions, continuous innovation and deep relationships for our customers.”

Coyote Logistics was founded in 2006 and acquired by UPS in 2015.

Goldman Sachs & Co. LLC served as financial advisor to RXO, and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as its legal advisor.

About RXO

RXO (NYSE: RXO) is a leading provider of asset-light transportation solutions. RXO offers tech-enabled truck brokerage services together with complementary solutions including managed transportation and last mile delivery. The company combines massive capacity and cutting-edge technology to move freight efficiently through supply chains across North America. The company is headquartered in Charlotte, N.C. Visit RXO.com for more information and connect with RXO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Media Contact
Erin Kelly

erin.kelly@rxo.com

Investor Contact

Kevin Sterling

kevin.sterling@rxo.com